EXHIBIT 1
                                                                       ---------
                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of the 24th day of March, 2005, by and among Gibbs Holdings, LLC ("Purchaser") and those individual Shareholders who have executed counterparts of this Agreement (each individually referred to herein as a "Shareholder" and collectively the "Shareholders").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Shareholders collectively own 1,572,363 shares of the common stock (the "Common Stock") of Redwood Microcap Fund, Inc. (the "Company" or "RWMC"), which shares constitute 62.9% of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

     WHEREAS, RWMC owns greater than a 50% equity interest in various entities (the Affiliated Entities"); and

     WHEREAS, Purchaser desires to purchase the Shares and Shareholders desire to sell the Shares to Purchaser (the "Acquisition").

     In consideration of the foregoing and of the mutual agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                 THE ACQUISITION

     1.01 The Acquisition. Purchaser shall purchase the Shares and Shareholders shall sell and deliver the Shares to Purchaser, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever.

     1.02 Purchase Price. The purchase price that Purchaser shall pay to Shareholders for the Shares shall be $1.60 per share or a total of Two Million Five Hundred Fifteen Thousand Seven Hundred Eighty-One and no/100 Dollars ($2,515,781) payable $375,000 in cash to the Shareholders, pro rata, and the balance of $2,140,781 by promissory notes in the form attached as Exhibit A payable to the individual Shareholders in the amounts as set forth in Exhibit B. The promissory notes shall be personally guaranteed by John Gibbs, the owner of Purchaser, using the form of guaranty attached as Exhibit C.

     1.03 Closings and Closing Dates. The sale and purchase of the Shares shall be consummated in two separate closings. In the first closing ("First Closing") which will occur simultaneously with the execution of this Agreement or in installments as Shares are delivered, Purchaser shall purchase an aggregate of 901,632 of the Shares from the Shareholders, pro rata, which will result in Purchaser's owning 49% of the outstanding Company common stock (including shares of Common Stock owned by TriPower Resources, Inc.("TriPower")). In the First Closing, each Shareholder shall sell the number of shares owned by such Shareholder set forth on Exhibit B hereto. At the First Closing, upon receipt of certificates for Shares, Purchaser shall first deliver the cash and then the promissory notes in the amount set out on Exhibit B to each of the Shareholders. The second closing ("Second Closing") shall not be later than two (2) business days after the date Purchaser receives the initial approval of the Federal Communications Commission necessary for the purchase of the remainder of the Shares (as required by Section 2.02 of this Agreement). The parties acknowledge and agree that "final" approval, i.e., approval no longer subject to Federal Communications Commission or judicial appeal or reconsideration, shall not be required prior to the Second Closing. At the Second Closing, Purchaser shall purchase the balance of the Shares and deliver promissory notes to the Shareholders as set forth on Exhibit B. The First and Second Closings are collectively referred to as the "Closings." The Closings shall take place at the specific time and place as Purchaser and Shareholders may agree.

     1.04 Actions to be Taken at the Closings by the Purchaser and Shareholders. At the Closings, Shareholders and Purchaser shall each execute and deliver to each other such documents and certificates as either may reasonably request, including the Shareholders' delivery of the stock certificates for the Shares being sold duly endorsed and ready for transfer, free and clear of all claims and encumbrances of any kind whatsoever.

     1.05 Further Assurances. At any time and from time to time after the Closings, at the request of any party to this Agreement and without further consideration, any party so requested will execute and delivery such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby.

                                   ARTICLE II
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                ------------------------------------------------

     All obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closings, of each of the following conditions (except for those only applicable to one of the Closings), any or all of which may be waived in whole or in part by Purchaser.

     2.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by the Shareholders in Article IV of this Agreement (at the First Closing) and in Sections 4.01, 4.02 and 4.03 of this Agreement (at the Second Closing) shall have been true and correct when made and shall be true and correct as of the Closings with the same force and effect as if such representations and warranties were made at and as of the Closings. The Shareholders shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by the Shareholders prior to or at the Closings.

     2.02 Governmental and Regulatory Approvals. With respect to the Second Closing, Purchaser shall have received initial approval on terms and conditions acceptable to Purchaser in its sole discretion, of the transactions contemplated by this Agreement to occur at the Second Closing from the Federal Communications Commission.

     2.03 No Material Adverse Change. As of the First Closing, since September 30, 2004, there shall not have occurred any material adverse change in the financial condition, assets, properties, liabilities, business or results of operations of the Company ("Material Adverse Change") and Purchaser shall be satisfied, in his sole discretion, with the condition of the Company.

     2.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of the Company or any Affiliated Entity, (c) impose material limits on the ability of any party to this Agreement to consummate the Agreement or the transactions contemplated hereby, (d) otherwise result in a Material Adverse Change, or (e) if this Agreement or the transactions contemplated hereby are consummated, subject Purchaser or its officers or directors to criminal or civil liability. No action or proceeding before any court or governmental authority shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

     2.05 Resignations. On or before the First Closing, (i) John Power shall have resigned as a director and officer of the Company and shall have delivered to the Company a release of any claims in form satisfactory to Purchaser (other than compensation in the ordinary course of business); (ii) the Board of the Company shall have elected John Gibbs as the President of the Company; and (iii) the remaining independent directors of the Board shall have agreed to remain on the Board until the completion of the tender offer described in Article VII.

                                   ARTICLE III
               CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS
               ---------------------------------------------------

     All obligations of the Shareholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by the Shareholders.

     3.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by Purchaser in Article V of this Agreement shall have been true and correct when made and shall be true and correct as of the Closings with the same force and effect as if such representations and warranties were made at and as of the Closings. Purchaser shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closings.

     3.02 Regulatory Approvals. Any and all governmental or regulatory approvals or consents required by law for the Acquisition shall have been obtained.

     3.03 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the Acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are consummated, subject the Company or any Affiliated Entity or subject any officer, director, shareholder or employee of the Company or any Affiliated Entity to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

     3.04 Indemnification. The Company and John Power shall have entered into an indemnification agreement in the form attached as Exhibit D.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
               --------------------------------------------------

     Each of the Shareholders, individually, and not jointly and severally, hereby makes the following representations, warranties and covenants in Sections 4.01, 4.02 and 4.03 to Purchaser as of the date of this Agreement.

     4.01 Ownership of Stock. Each of the Shareholders individually or jointly with his or her spouse is the sole record and beneficial owner of not less than the number of shares of Common Stock listed beside his or her name on the signature page to this Agreement. Each of the Shareholders has good and marketable title to such shares and the absolute right to sell, assign and transfer such shares free and clear of all liens, pledges, security interests, encumbrances, buy-sell agreements, preemptive rights or adverse claims of any kind or character.

     4.02 Authority and Enforceability; No Default; Each Shareholder has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by such Shareholder and will constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery and (provided required regulatory approvals are obtained) performance of this agreement will not conflict with or result by itself or with giving of notice or passage of time any mortgage indenture, lease, contract, agreement or other instrument applicable to such Shareholder.

     4.03 Shareholders' Claims. Each Shareholder does not have any claims against the Company or any Affiliated Entity except, if applicable, for compensation in the ordinary course of business.

     John Power, individually, hereby makes all of the following representations, warranties and covenants to Purchaser to the best of his knowledge.

     4.04 Organization and Qualification. The Company is a Colorado corporation and a closed end investment company under the Investment Company Act of 1940, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated, and to carry out its obligations under this Agreement. The Company does not own or control any Affiliated Entitles other than those listed in its most recent reports filed with the Securities and Exchange Commission ("SEC"). The Company has no equity interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity, other than those listed in its most recent reports filed with the SEC.

     4.05 Company Capitalization. The entire authorized capital stock of the Company consists solely of 500,000,000 shares of common stock, par value $0.001 per share, of which 2,499,544 shares are issued and outstanding (the "Common Stock"). Other than shares of Common Stock issuable for interest or on conversion of a convertible note in the amount of $1,230,000 issued to John Gibbs (the "Convertible Note"), there are no (i) other outstanding equity securities of any kind or character, (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to
(a) purchase or otherwise acquire any security of or equity interest in the Company or (b) issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock. All of the issued and outstanding shares of common stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the securities laws of the United States or any other applicable jurisdiction or in violation of the preemptive rights of any person.

     4.06 No Default. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, or both, in any violation of or default or loss of a benefit under, (i) any provision of the Certificates of Incorporation or Bylaws of the Company or any subsidiary, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to the Company or any Affiliated Entity or their respective assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Affiliated Entity or their respective assets, operations, properties or businesses.

     4.07 Consents and Approvals. Except for such consents and approvals as Purchaser shall attempt to obtain as described in Section 2.02 of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or administrative authority or other third party is required on the part of the Company or any Affiliated Entity in connection with the execution, delivery and performance of this Agreement or the agreements contemplated hereby or the consummation by the Shareholders of the transactions contemplated hereby.

     4.08 SEC Reports. The reports filed by the Company with the Securities and Exchange Commission since January 1, 2004 comply as to form with all requirements under the Investment Company Act and are true, accurate and complete in all material respects and do not contain any material omissions required to make the statements made therein not misleading. The financial statements included in such reports fairly present the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods then ended (collectively, the "Financial Statements"). The Financial Statements are presented in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, subject, in case of unaudited financial statements, to year-end adjustments (which, in the aggregate, are not material).

     4.09 Litigation. Except for the litigation pending against Primrose Drilling Ventures, Ltd., there are no actions, claims, suits, investigations, reviews or other legal, quasi-judicial or administrative proceedings of any kind or nature now pending or threatened against or affecting the Company or any Affiliated Entity at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involve the Company or any of its respective properties or capital stock that, if determined adversely to the Company, would result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement.

     4.10 Books and Records. The minute books, stock certificate books and stock transfer ledgers of the Company (i) have been kept accurately in the ordinary course of business, (ii) are complete and correct in all material respects,
(iii) the transactions entered therein represent bona fide transactions and (iv) there have been no transactions involving the business of the Company that were required to have been set forth therein and that have not been accurately so set forth.

     4.11 No Adverse Change. There has not been any Material Adverse Change since September 30, 2004, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future in a Material Adverse Change.

     4.12 Approval by Board of Company. The independent directors of the Company have reviewed this Agreement and have agreed to recommend to the Shareholders of the Company that they accept the tender offer as described in Section VII, subject to any material change in circumstances.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

     Purchaser hereby makes the representations and warranties set forth in this
Article V to the Shareholders.

     5.01 Execution and Delivery. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Purchaser and each constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     5.02 Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, or result, by itself or with the giving of notice or the passage of time, or both, in any violation of or default or loss of a benefit under, (i) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Purchaser or its assets, operations, properties or businesses now conducted or heretofore conducted or (ii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to Purchaser.

     5.03 No Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or threatened against Purchaser that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Purchaser pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

     5.04 Consents and Approvals. Except for regulatory approvals contemplated by Section 2.02, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the party of Purchaser in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby or the consummation by Purchaser of the transactions contemplated hereby or thereby.

     5.05 Financing. Purchaser has separate funds or financing available to fund the cash payments to Shareholders and payments to other shareholders in the tender offer and will not use the assets of the Company or any of its Affiliated Entities to provide or guaranty such financing so long as the Company is registered as an investment company.

     5.06 Investment Intent. Purchaser is acquiring the Shares for investment and is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder. Purchaser will not sell or otherwise transfer the Shares without compliance with the registration requirements of applicable federal or state securities laws or an exemption therefrom.

                                   ARTICLE VI
                  OBLIGATIONS AND COVENANTS OF THE SHAREHOLDERS
                  ---------------------------------------------

     Each of the Shareholders hereby individually make the covenants set forth in this Article VI to Purchaser, except for Section 6.02 which is only made by Power.

     6.01 Best Efforts; Ordinary Course. Each of the Shareholders will use his, her or its best efforts to cause consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement. Shareholders shall each execute any application for governmental approvals required to be executed by each of them.

     6.02 Information for Applications and Statements. Power will use his best efforts to cause the Company and any Affiliated Entity to cooperate with Purchaser and to execute any application or filing to be made by Purchaser, Shareholders, Company and/or any Affiliated Entity with any governmental body in connection with the transactions contemplated by this Agreement and to provide any additional information that may be requested in such applications or any appeal or request for reconsideration. Application to the Federal Communications Commission for approval of the transactions contemplated by the Second Closing and, if necessary, the tender offer shall be filed by the parties as soon as practicable after the First Closing. The filing fee shall be paid by the Purchaser.

     6.03 Exclusivity. Each of the Shareholders will not solicit, negotiate or enter into any other transaction relating to the sale of the Shares or any other transaction relating to the acquisition of the Shares or Company, or any of the assets of the Company or any affiliate by any other person. If any person makes an offer to any of the Shareholders relating to any of the foregoing, or to the Company of which any Shareholder is aware, such Shareholder shall promptly notify Purchaser of the receipt thereof and the identity of the offer or and the terms thereof.

                                   ARTICLE VII
                     OBLIGATIONS AND COVENANTS OF PURCHASER
                     --------------------------------------

     Purchaser hereby makes the covenants set forth in this Article VII to the Shareholders.

     7.01 Best Efforts. Purchaser shall promptly file jointly with the Shareholders and any Affilaited Entity if required all necessary applications to obtain any necessary governmental or regulatory approvals for the transactions described in this Agreement, shall promptly respond to all requests for additional information requested in connection with such applications, shall use its best efforts to obtain such approvals in a timely manner, and shall perform or cause to be satisfied each covenant or condition specified in this Agreement to be performed or satisfied by Purchaser.

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

     7.02 Confidentiality. Purchaser shall maintain in confidence any confidential information about the Company which it receives, except as disclosure of confidential information may be necessary to obtain governmental or regulatory approvals of the transactions described in this Agreement. In the event that this Agreement is terminated, any and all copies of the books and records of the Company in the possession of Purchaser shall be returned to the Company.

     7.03 Consulting. After the First Closing, Purchaser will use his best efforts to cause the Company to retain John Power as a consultant to the Company for a period as long as requested by Purchaser at a consulting fee of $10,500 per month. Power will provide assistance in management or sale of the Affiliated Entities on a substantially full time basis, but will not have any authority to bind the Company or any of such entities.

     7.04 Tender Offer. Within 30 days after the First Closing (or as soon thereafter as practicable), the Purchaser shall commence a cash tender offer for all of the remaining shares of Common Stock not owned by the Shareholders (other than shares of Common Stock owned by Purchaser, John Gibbs or any Affiliated Entity) at a price of at least $1.60 per share, net to the seller in cash, subject to customary terms and conditions including regulatory approval. Purchaser shall accept and pay for all shares properly tendered. Following completion of the tender offer, subject to prior approval of the Federal Communications Commission, if required, Purchaser will acquire the balance of the shares of Common Stock outstanding by means of a short form or long form merger in the manner provided by Colorado law for a price of $1.60 per share or such greater price as Purchaser pays in the tender offer.

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT
                           ---------------------------

     8.01 Right of Termination. The transactions contemplated for the Second Closing may be terminated and abandoned at any time prior to or at the Second Closing as follows, and in no other manner:

                             1. By the mutual consent of Purchaser and the
               Shareholders.

                             2. By either the Shareholders or Purchaser at any
               time after August 31, 2005; provided that (i) the conditions precedent to such parties' obligations to close specified in Articles II and III, respectively, hereof have not been met or waived in writing and (ii) the Second Closing shall have not been consummated.

                             3. By either Purchaser or the Shareholders if any
               of the transactions contemplated by the Second Closing are disapproved by any regulatory authority whose approval is required to consummate such transactions, which disapproval is final and nonappealable, or if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                             4. By Purchaser if it reasonably determines, in
               good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

                             5. By Purchaser if the Shareholders shall fail to
               comply in any material respect with any of their respective covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of five (5) calendar days after notice from Purchaser, or if any of the representations or warranties of the Shareholders contained herein or therein shall be inaccurate in any material respect.

                             6. By the Shareholders if Purchaser shall fail to
               comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of five (5) calendar days after notice from the Shareholders, or if any of the representations or warranties of Purchaser contained herein or therein shall be inaccurate in any material respect.

     8.02 Notice of Termination. The power of termination provided for by
Section 8.01 hereof may be exercised only by a notice given in writing, as provided in Section 9.01 of this Agreement.

     8.03 Effect of Termination. Any termination of this Agreement shall not limit any other relief to which either party may be entitled for breach of this Agreement but shall not affect the obligations of the parties relating to the First Closing, which shall not be affected if the Second Closing does not occur.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.01 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (1) in the case of personal delivery, facsimile transmission or overnight delivery, when received; and (b) in the case of mail, upon the actual receipt after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 9.01. All communications must be in writing and addressed as follows:

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

IF TO THE SHAREHOLDERS:

     At the addresses set forth on the signature page.

IF TO PURCHASER:

     Gibbs Holdings, LLC
     807 Wood n Creek
     Ardmore, Oklahoma  73401

     9.02 Survival of Representations and Warranties; Indemnity. All representations and warranties contained in this Agreement shall survive the Closings. Shareholders shall indemnify and hold harmless the Purchaser for any loss, damage, diminution in value or expense (including reasonable attorneys fees) (collectively, "Adverse Consequences") arising from any breach of their respective representations, warranties or agreements contained in this Agreement.

     9.03 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated hereby. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     9.04 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF OKLAHOMA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

     9.05 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then
(a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and
(c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

     9.06 Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     9.07 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

     9.08 Articles, Sections and Exhibits. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits referred to herein are exhibits attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Any and all exhibits or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

     9.09 Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

     9.10 Commissions. The Shareholders and Purchaser agree and represent to each other that there are no commissions due to any broker or any other person relating to the transactions that are the subject of this Agreement, and each party hereto agrees to indemnify and hold harmless the other party hereto from any commission due as a result of its actions with respect to this transaction.

     9.11 Binding Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns, provided, however, neither Shareholders nor Purchaser may assign their rights and obligations under this Agreement without the consent of the other.

     9.12 Public Disclosure. Neither Purchaser nor the Shareholders will make, and Shareholders will cause the Company to refrain from making, any announcement, statement, press release, acknowledgment or other public disclosure concerning the Acquisition without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, Purchaser and the Shareholders and Company will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or which may be necessary to obtain regulatory approval for the transactions contemplated hereby.

     9.13 Effective Date. This Agreement shall not be effective until signed by all the parties whose names appear on the signature page hereto.

     Purchaser and the Shareholders have caused this Agreement to be executed as of the date first above written.

"PURCHASER"         GIBBS HOLDINGC, LLC

                    /s/ John Gibbs
                    ------------------------------
                    John Gibbs, Manager


                                                              Number of Shares
 "SHAREHOLDERS"              Name                              of Common Stock
                             ----                              ---------------


                    /s/John Power
                    ------------------------------------------------------------
                    John Power                                1,025,331 shares
                    P.O. Box 44
                    Sea Ranch CA 95497


                    /s/ Randy Burchard
                    ------------------------------------------------------------
                    Randy Burchard                              303,079 shares
                    13811 32nd Avenue
                    Surrey, British Columbi
                    Canada V4P 2B6


                    /s/ Allan Williams
                    ------------------------------------------------------------
                    Allan Williams                              244,953 shares
                    C/o Cliff Neuman
                    1507 Pine Street
                    Boulder CO 80302

                                    Exhibit A

                                 PROMISSORY NOTE

$________________                                              Ardmore, Oklahoma
                                                               ___________, 2005

     For value received, Gibbs Holdings, LLC ("Maker") promises to pay to the order of ________________________ ("Payee") the principal sum of _______________________ ($_________). Maker promises to pay interest on the unpaid principal balance outstanding hereunder from the date of this Note at a rate of the Wall Street Journal prime rate in effect from time to time plus 0.5%. Interest shall be computed for the actual number of days elapsed on the basis of the year consisting of 365 days. Principal and accrued interest shall be due and payable quarterly with the first quarterly payment due on the earlier of (i) the date that Maker acquires 100% of the outstanding stock of Redwood Microcap Fund, Inc. ("RWMC"), or (ii) twelve months from the date of the First Closing as defined in the Stock Purchase Agreement dated _________________, 2005 between Maker, John Power, Randy Butchard and Allan Williams ("Purchase Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Purchase Agreement. Quarterly payments shall be in the amount of $__________ [$150,000 pro rated for number of total shares] plus accrued interest. In any event, the total outstanding balance of principal and accrued and unpaid interest due hereunder shall be due and payable no later than March 31, 2010.

     Payment of both principal and interest are to be made in lawful money of the United States of America. Any amount not paid when due shall bear interest at the rate of five percent (5%) per annum greater than the stated rate of this note accrued from the date of such default to the date on which such default is cured to the satisfaction of the Payee or other holder hereof.

     The Maker agrees that if and as often as this Note is placed in the hands of an attorney for collection or to enforce the holder's rights hereunder, Maker will pay to the holder hereof its reasonable attorneys fees, together with all court costs and other expenses incurred by such holder.

     Repayment of this Note is secured by certain collateral described in that certain Security Agreement dated the date hereof between Maker and Payee.

     Maker and all endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment. Said parties consent to an extension of time (whether one or more) of payment hereof, any renewal (whether one or more) hereof, and any release of any party liable for payment of this obligation. Any such extension, renewal or release may be made without notice to any such party and without discharging such party's liability hereunder.

     Maker shall be entitled to set off any claims he has for indemnification from Payee under the terms of the Purchase Agreement against his obligations under this Note.

     In the event any payment of principal or interest is not paid within 5 days of the due date, at the option of the holder hereof, the entire indebtedness hereby evidenced shall become due, payable and collectible then or thereafter as the holder may elect, regardless of the date of maturity hereof. Notice of the exercise of such option is hereby expressly waived.

     [For Power Note Only] Following the Second Closing, Maker shall have the right to withhold payments of principal and interest hereunder ("Withheld Payment"), and to pay such Withheld Payment to RWMC or an Affiliated Entity if in the judgment of Maker such funds are needed by RWMC or the Affiliated Entity to meet its obligations; provided that the making of such advance can be made in conformity with all applicable legal requirements; and provided further, however, that the Withheld Payments may not exceed 50% of any quarterly payment or $200,000 in the aggregate unless the holder shall have first reviewed and approved the amount of Withheld Payment and its proposed use by the Affiliated Entity or Entities. The amount of any such Withheld Payment shall be deemed and treated as a loan by holder to the Affiliated Entity or Entities receiving same and shall be repaid, with interest as provided for in this Note, to holder as a priority and prior to any payment of principal and accrued interest due and owing by such Affiliated Entity or Entities to either RWMC or any other Affiliated Entity or Entities.

     This Note contains no prepayment penalty and may be paid at any time prior to maturity. Maker will use commercially reasonable efforts to prepay this Note if permitted by its lending institution and if Maker has sufficient resources. Any prepayments shall be paid prorata to all holders of notes issued in connection with Purchase Agreement.

     This Note will be interpreted according to the laws of the State of Oklahoma.

                                         MAKER

                                         Gibbs Holdings, LLC


                                              ------------------------
                                         By:  John Gibbs, Manager

REDWOOD MICROCAP FUND, INC.

EXHIBIT B TO STOCK PURCHASE AGREEMENT

ALLOCATION OF CONSIDERATION

NAME                             FIRST CLOSING                      SECOND CLOSING                           TOTALS
                    --------------------------------------  -------------------------------  ---------------------------------------
                                                   QTRLY                            QTRLY                                    TOTAL
                                                 PRINCIPAL                        PRINCIPAL                                   CASH
                       SHARES    CASH      NOTE   PAYMENT   SHARES  CASH    NOTE   PAYMENY    SHARES     CASH      NOTE      & NOTE
                       ------    ----      ----   -------   ------  ----    ----   -------    ------     ----      ----      ------
John Power            587,950  244,536    696,184  48,780  437,381    0    699,810  49,034  1,025,331  244,536  1,395,994  1,640,530
Randy Butchard        173,220   72,044    205,107  14,371  128,859    0    206,175  14,446    302,079   72,044    411,282    483,326
Allan Williams        140,462   58,420    166,320  11,654  104,491    0    167,185  11,714    244,953   58,420    333,505    391,925
                                                                 0
TOTALS                901,632  375,000  1,067,611  74,805  670,731    0  1,073,170  75,195  1,572,363  375,000  2,140,781  2,515,781

Gibbs Ownership(1)    323,144
Total Gibbs after
 First Closing      1,224,776
Percent                49.00%

(1) Includes 206,400 shares ownd by Tripower but excludes 74,364 interest shares and 719,300 principal shares under convertible note

CONVERTIBLE NOTE PLEDGED
John Power                                399,997                          402,081
Randy Butchard                            117,846                          118,459
Allan Williams                             95,560                           96,057
                                          613,403                          616,597          1,230,000

Redwood Microcap Fund, Inc.

Exhibit B to Stock Purchase Agreement

Allocation of Consideration

                     First Closing                        Second Closing                        Totals
Name                  Shares Sold      Cash        Note    Shares Sold    Cash      Note      Shares Sold     Cash         Note
                      -----------      ----        ----    -----------    ----      ----      -----------     ----         ----
John Power              587,950      244,536     696,184     437,381        0      699,809     1,025,331     244,536     1,395,994
Randy Butchard          173,220       72,044     205,107     128,859        0      206,175       302,079      72,044       411,282
Allan Williams          140,462       58,420     166,319     104,491        0      167,185       244,953      58,420       333,505
                                                                   0
Totals                  901,632      375,000   1,067,611     670,731        0    1,073,170     1,572,363     375,000     2,140,781

Gibbs Ownership(1)      323,144
Total Gibbs after
 First Closing        1,224,776
Percent                  49.00%

(1) Includes 206,400 shares owned by Tripower but excludes 74,364 interest shares and 719,300 principal shares under convertible note

Convertible Note Pledged
John Power                                       396,420                           398,484
Randy Butchard                                   116,792                           117,400
Allan Williams                                    94,705                            95,198
                                                 607,917                           611,083       1219000

                                    Exhibit C

                                    GUARANTY


     THIS GUARANTY, dated __________, 2005, is from John Gibbs, an individual, whose address is 807 Wood n Creek, Ardmore, Oklahoma, 73401 (the "GUARANTOR") to ______________, an individual ("Payee").

     WHEREAS, Payee and Gibbs Holdings, LLC, an Oklahoma limited liability company ("DEBTOR"), entered into that certain Stock Purchase Agreement dated effective March 24, 2005 pursuant to which Payee agreed to sell a total of ______ shares of common stock of Redwood Microcap Fund, Inc. ("COMPANY") to Debtor for a purchase price of $1.60 per share payable $_________ in cash and $___________ by promissory note(s) ("NOTE"); and

     WHEREAS, Guarantor is the sole member of Debtor and will derive substantial benefit from the Stock Purchase Agreement; and

     WHEREAS, Guarantor and Payee have entered into that certain Pledge and Security Agreement pursuant to which the Note will be secured by the Convertible Note between Guarantor and the Company, on the terms and conditions set forth therein; and

     WHEREAS, Payee requires that Guarantor guarantees payment and performance of the Note.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. The parties hereby incorporate the foregoing recitals in this Guaranty as though fully set forth herein, agreeing that such recitals are material, true and correct. The terms "Event of Default", "Obligation" and "Collateral" shall have the meanings set forth in the Pledge and Security Agreement.

     2. Guarantor hereby guarantees to Payee that Debtor will fully and promptly pay and discharge any and all liabilities, obligations or indebtedness of Debtor arising out of or relating to the Note.

     3. This is an individual, absolute, unconditional and continuing guaranty that shall continue until all obligations of the Debtor to Payee under the Note have been satisfied in full.

     4. Guarantor agrees that upon the occurrence of an Event of Default and written demand by Payee, Guarantor shall pay to Payee the full amount of Guarantor's obligations hereunder, as if the Obligation constituted the direct and primary obligations of Guarantor.

Payee shall be entitled to proceed directly against Guarantor for payment of the amount owing hereunder without first pursuing or exhausting any remedy which Payee then may have against Debtor or any other guarantor or the Collateral securing the Note.

     5. Guarantor agrees that Payee's rights and remedies against Debtor, Guarantor and all other obligations in connection with the Note shall be cumulative and may be exercised excessively or concurrently.

     6. Guarantor hereby consents that a release of any other guaranty of the Note shall not diminish or release the obligations of Guarantor hereunder. Guarantor further agrees that Payee may from time to time take, permit or suffer to occur any Permitted Action, as defined herein, all without modifying, reducing, waiving, releasing, impairing or otherwise affecting the obligations of Guarantor, or Guarantor's respective heirs, successors or assigns, hereunder, without giving notice to or obtaining the consent of Guarantor, or Guarantor's respective heirs, successors or assigns, so long as any of such events do not increase the amount due under the Note. As used herein the following shall constitute "Permitted Actions": (a) any renewal, extension, acceleration, substitution, consolidation, restatement or other modification of the Note; (b) any taking or release of any additional collateral or a guaranty for payment of the Obligation; (c) any delay or failure for any reason to exercise any right or remedy Payee may have under the Note or Pledge and Security Agreement; (d) any waiver of any Events of Default under the Note or Pledge and Security Agreement; and (e) the granting of any other leniencies, waivers, extensions, and indulgences under the Note or Pledge and Security Agreement as Payee may in good faith deem appropriate or desirable, or as may occur through inadvertence, estoppel, in action or by operation of law. Guarantor further agrees that Guarantor's liability hereunder will not be modified, reduced, waived, released, impaired or otherwise affected by the insolvency, bankruptcy, dissolution, liquidation or reorganization of Debtor, or upon or as a result of the appointment of a receiver, intervenor or conservator or trustee or similar office for Debtor.

     7. Any notice, demand or request by Payee to Guarantor shall be in writing, and shall be deemed to have been duly given or made if (i) delivered personally to Guarantor, (ii) mailed by certified mail or registered mail, postage prepaid, return receipt requested and addressed to Guarantor's addresses above or to such other address as Guarantor may substitute by written notice to Payee, or (iii) by facsimile transmission, provided however, the receipt by any party other than Guarantor shall not be deemed necessary in any event, for the effectiveness of any notice or other communication. All notices shall be deemed to be given on the date of actual receipt.

     8. This instrument shall inure to the benefit of Payee and Payee's successors and assigns, and shall bind Guarantor, and Guarantor's respective heirs, executors, administrators, legal representatives, successors and assigns.

     9. Guarantor agrees to pay reasonable attorneys' fees and expenses incurred (prior to payment in full of this Guaranty) by Payee in enforcement of the Note or the Pledge and Security Agreement, including this Guaranty.

     10. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, and shall not be subject to any right of Guarantor to setoff the fair market value of the Collateral for the Note against the Obligation of Guarantor.

     11. The parties intend this writing to be a final expression of this agreement of guaranty and a complete and exclusive statement of the terms of this agreement of guaranty. No course of prior dealings between the parties, no usage of the trade, and no parol or extrinsic evidence of any nature, shall be used or be relevant to supplement or explain or modify any term used in this agreement of guaranty.

     Guarantor has executed this Guaranty as of the date first above written.


                                              ______________________________
                                              JOHN GIBBS, An Individual

                                    Exhibit D

                               INDEMNITY AGREEMENT


     This Agreement is made as of the 24th day of March, 2005, between John Power, an individual, ("Indemnitee") and Redwood Microcap Fund, Inc., a Colorado corporation ("Company") with reference to the following circumstances:

     A. The Indemnitee is an existing or former officer and/or member of the Board of Directors of the Company;

     B. The Company desires to indemnify or reimburse the Indemnitee with respect to certain matters.

     Now therefore, for good and valuable consideration, the receipt and sufficiency whereof is acknowledged, the parties agree as follows:

     1. Indemnification. The Company shall indemnify the Indemnitee to the maximum extent permitted by Colorado law, the Company's Certificate of Incorporation and Bylaws, it being the intention of the Company to afford the Indemnitee the maximum protection legally possible at all times.

     2. Advancement of Expenses. Upon written request of the Indemnitee, the Company shall advance such monies for expenses of any action for which Indemnitee may be entitled to indemnification as the Indemnitee may reasonably request to enable the Indemnitee to protect reasonably his or her interests upon receipt of an undertaking by Indemnitee, in form and substance satisfactory to the Company to reimburse the Company for all monies so advanced in the event a final determination is made by a competent court of law that the Indemnitee was not, under the applicable law, entitled to recover any such expenses from the Company.

     3. Notice of Claim(s). The Indemnitee agrees to give the Company prompt notice of each and every claim which might result in indemnification hereunder and to cooperate fully with the Company in the defense of any such claim. The Company shall be entitled to appoint counsel reasonable satisfactory to the Indemnitee, to assume the defense of Indemnitee in any such action, and Indemnitee agrees to cooperate fully in defending against each such claim. The Indemnitee agrees not to enter into any settlement or other compromise arrangement without the prior written consent of the Company as to any such claim that may arise out of an indemnifiable event for which the Company is obliged to bear the expenses thereof.

     4. Subrogation. As to any expenses or payment incurred by the Company, the Company shall be subrogated to the Indemnitee's rights against any third party with respect to same.

     5. Severability. If any section of this Agreement, or any part thereof, is found to be of no legal effect by a final decision of a court of competent jurisdiction, the remaining sections and any part or parts thereof, shall remain in full force and effect.

     6. Binding Effect. This Agreement shall be binding on the parties hereto, their legal representatives, successors and assigns and shall supercede any prior agreement covering the same subject matter.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with applicable federal law and the laws of the State of Colorado and applicable federal law.

     8. Notices. Any notices required or allowed to be given hereunder shall be in writing and shall be effective upon receipt by the other party hereto.

     9. Attorneys Fees. Indemnitee shall be entitled to recover from Company his or her attorneys fees and expenses incurred in connection with any action to enforce Indemnitee's rights under this Agreement, if Indemnitee is successful, in whole or in part, in any such action.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first shown above.


                                      INDEMNITEE:


                                      ------------------------------
                                      John Power

                                      REDWOOD MICROCAP FUND, INC.


                                      By:
                                          --------------------------